================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                          POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                                       ON
                                   FORM POS AM

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                  ---------------------------------------------
                 (Name Of Small Business Issuer in its Charter)


         NEVADA                        5812                    52-2312117
-----------------------       ----------------------     ---------------------
(State or jurisdiction of   (Primary Standard Industry     (I.R.S. Employer
     incorporation or       Classification Code Number)  Identification Number)
      organization)


                                  504 BEEBE CT.
                              FREDERICK, MD  21703
                                 (512) 619-4714
          ------------------------------------------------------------
          (Address and Telephone Number of Principal Executive offices)

                           CARY GRIDER, PRESIDENT/CEO
                     PREMIER DEVELOPMENT & INVESTMENT, INC.
                                  504 BEEBE CT.
                              FREDERICK, MD  21703
                                 (512) 619-4714
            --------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all Communications to:

                              ANDREW L. JONES, ESQ.
                              4408 NORMANDY AVENUE
                                DALLAS, TX  75205
                                 (214) 219-3239
                               (813) 909-8500 FAX

Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective and the warrants representing the common stock, class A, being registered in this registration statement are exercised.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the

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Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act please check the following box. [X]


                          CALCULATION  OF  REGISTRATION  FEE

-------------------------------------------------------------------------------
Title of Each                         Proposed        Proposed
Class of                               Maximum         Maximum       Amount of
Securities to be    Amount to be   Offering Price     Aggregate    Registration
Registered           Registered      Per Share      Offering Price      Fee
-------------------------------------------------------------------------------
Common stock,
class A, $0.001
par value           1,365,000(1)  $       0.06(2)  $     81,900(2)  $     20.48

Common stock,
class A, $0.001
par value,
underlying
warrants             3,000,000(3)  $      8.00(4)  $ 24,000,000(4)  $  6,000.00
-------------------------------------------------------------------------------
   Total                                                            $ 6,020.48*

* We paid a $3,118.38 filing fee in conjunction with the original filing on Form SB-2 filed with the Securities and Exchange Commission on July 18, 2001 and an additional $2,902.10 filing fee was paid in conjunction with the filing of Amendment No. 5 to the Form SB-2 which was filed on November 8, 2001.

(1) Represents the registration for resale of shares of our common stock, class A, held by the "Selling Security Holders".

(2) As of the date of this filing there is no trading price for our shares of common stock. Therefore, the registration fee has been calculated by using a maximum offering price of $0.06, which was the price per share of our common stock used in our recent acquisition of marketable securities.

(3) Represents the registration for resale of shares of our common stock, class A, underlying non-transferable warrants to purchase shares of common


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
    stock, class A, at an exercise price of $4.00 per share held by our selling security holders. See "Description of Securities".

(4) The maximum offering price per share of common stock, class A, has been calculated pursuant to Rule 457(g).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


This Post-Effective Amendment No. 2 to our Registration Statement on Form SB-2, Registration Number 333-65318 ("Registration Statement"), declared effective on November 13, 2001, is being filed solely to deregister the 3,000,000 warrants to purchase shares of our common stock, class A, $0.001 par value registered in our Registration Statement.


                                   PROSPECTUS

                     PREMIER DEVELOPMENT & INVESTMENT, INC.

                           [Premier Development Logo]

           4,365,000 shares of common stock, class A, $0.001 par value

     The selling stockholders identified in this prospectus are offering for sale up to 4,365,000 shares of our common stock, class A, $0.001 par value ("common stock"); 1,365,000 of which may immediately be sold, and 3,000,000 of which may be sold upon the exercise of warrants. The selling stockholders, including those holding warrants to purchase shares of common stock, are identified under the heading "Selling Stockholders" later in this prospectus.
We will not receive any proceeds from the sales of our common stock, but we will receive $4.00 for each warrant exercised into common stock. The warrants, which expire on December 31, 2003, are non-transferable and contain provisions that protect the warrant holder against dilution by adjustment of the exercise price and we may redeem the warrants under certain circumstances.

     A portion of the shares being sold in this offering are owned by our affiliates. These affiliates are offering for sale 350,000 shares of our common stock at a price of $0.06 a share and 2,354,835 shares of our common stock underlying warrants at a price of $8.00 a share.

     No market for our common stock currently exists.

     Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "High Risk Factors" beginning on page 5 to read about factors you should consider before buying our common stock.

                            ------------------------


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

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

                The date of this prospectus is November 14, 2001.



                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post Effective Amendment to the Registration Statement filed on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 14th day of November, 2001.

                              Premier Development & Investment, Inc.



                              By: /s/ Cary Grider
                              -------------------------------------
                              Cary Grider
                              President, Chief Executive Officer and Chairman


     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                     Title                            Date
/s/ Cary Grider               President, Chief Executive
----------------------        Officer and Chairman             November 14, 2001
Cary Grider

/s/ Victoria Carlton
----------------------
Victoria Carlton              Director, Secretary,
                              and Treasurer                    November 14, 2001

/s/ Eric R. Boyer             Director                         November 14, 2001
----------------------




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